Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

ARI ANNOUNCES THIRD QUARTER RESULTS

Company posts continued growth in revenue

Milwaukee, Wis., June 14, 2010 – ARI (OTCBB:ARIS), a leading provider of technology-enabled services that help dealers, distributors and manufacturers in selected vertical markets enhance revenue and reduce costs, today reported results for its third fiscal quarter ended April 30, 2010.

Third Quarter Fiscal 2010 Highlights

Revenues increased 29% to $5.4 million for the third quarter of fiscal 2010, compared to $4.2 million for the third quarter of fiscal 2009.

Operating income decreased 40% to $168,000 for the third quarter of fiscal 2010, compared to $278,000 for the third quarter of fiscal 2009.

Net income decreased to $26,000 or $0.00 per share for the third quarter of fiscal 2010, compared to $226,000 or $0.03 per share for the third quarter of fiscal 2009.

Year to Date Fiscal 2010 Highlights

Revenues increased 32% to $16.2 million for the nine months ended April 30, 2010, compared to $12.3 million for the same period last year.

Operating income decreased 4% to $836,000 for the nine months ended April 30, 2010, compared to $872,000 for the same period last year.

Net income decreased 32% to $364,000 or $0.05 per share for the nine months ended April 30, 2010, compared to $538,000, or $0.08 per share, for the same period last year.

 11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com

ARI Reports continued growth in revenues for the third quarter of FY2010

Operations Review

"We continued to show strong revenue growth in our third quarter of fiscal 2010, primarily resulting from our April 2009 acquisition of Channel Blade Technologies.  In addition, we also posted organic revenue growth for the quarter, in spite of the tough economic conditions," said Roy W. Olivier, President and Chief Executive Officer of ARI.  "The organic growth comes from new sales of our current services during the past twelve months, including our most recent offerings SearchEngineSmart™ and PartStream™.”

“While revenues continued to grow, operating income declined in the third quarter of fiscal 2010, compared to the same period last year.  This variance is attributable to two factors: anticipated costs related to the integration of our April 2009 acquisition of Channel Blade and investments associated with ongoing initiatives designed to better position ARI for growth.  More specifically, to improve our competitive position, we have (i) accelerated our software development efforts, including new products and upgrades to our existing products, to incorporate specific customer feedback and competitive differentiation points;  (ii) implemented solutions to improve the efficient publishing of whole goods, accessories, and parts catalogs; and (iii) upgraded our technology infrastructure in order to provide a noticeable improvement in performance and stability to our customers and a platform for growth," stated Brian E. Dearing, Chairman and Interim Chief Financial Officer.  “We expect to realize benefits in revenue and as a direct result of these initiatives."

For additional information please refer to ARI’s quarterly report on Form 10-Q for the third fiscal quarter ended April 30, 2010, filed with the SEC on June 14, 2010.

************************************************************

ARI Reports continued growth in revenues for the third quarter of FY2010

About ARI

ARI is a leading provider of technology-enabled services that help dealers, distributors and manufacturers reduce costs and increase sales in selected vertical markets.  Specifically, ARI provides electronic parts catalogs, dealer e-commerce solutions, professional services and/or other services in about a dozen vertical markets worldwide, including outdoor power, power sports, motorcycles, marine, recreation vehicles, appliances, agricultural equipment, floor maintenance, and construction. ARI currently serves more than 20,000 dealers, over 100 manufacturers, and more than 150 distributors in more than 100 countries worldwide. For more information on ARI, please visit the Company's website at www.arinet.com.

Third Quarter Earnings Conference Call

ARI’s Q3 FY2010 Earnings Release Conference Call is scheduled for Monday, June 14, 2010 at 4:30 PM Eastern Time.  To participate in the conference call, please dial-in at least five minutes prior to the start time at 888.450.4823 or 719.785.5674 and enter the pass code 195785.

A replay of this conference call and the information presented during the call will be available after 8:00 PM Eastern Time on June 15th at ARI’s website, www.arinet.com.  Click on the “Company” link and select “Investors” to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2009, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Angela Salsman

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4620

Email: salsman@arinet.com

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ARI Network Services, Inc.

Consolidated Balance Sheet

(Dollars in Thousands, Except per Share Date)

	(Unaudited)	(Audited)
ASSETS	April 30	July 31
	2010	2009

Current assets:
Cash	$ 904	$ 650
Trade receivables, less allowance for doubtful accounts of $402
and $410 at April 30, 2010 and July 31, 2009	1,794	1,352
Work in process	173	156
Prepaid expenses and other	327	321
Deferred income taxes	513	513
Total Current Assets	3,711	2,992
Equipment and leasehold improvements:
Computer equipment	2,192	1,827
Leasehold improvements	548	463
Furniture and equipment	2,648	2,479
	5,388	4,769
Less accumulated depreciation and amortization	3,430	2,827
Net equipment and leasehold improvements	1,958	1,942
Capitalized software product costs:
Amounts capitalized for software product costs	15,822	14,886
Less accumulated amortization	13,273	12,489
Net capitalized software product costs	2,549	2,397
Deferred income taxes	2,141	2,141
Other long term assets	62	59
Other tangible assets	3,030	3,637
Goodwill	5,439	5,439
Total Assets	$ 18,890	$ 18,607

ARI Network Services, Inc.

Consolidated Balance Sheet

(Dollars in Thousands, Except per Share Date)

	(Unaudited)	(Audited)
LIABILITIES AND SHAREHOLDERS' EQUITY	April 30	July 31
	2010	2009
Current liabilities:
Current borrowings on line of credit	$ 1,025	$ 500
Current portion of notes payable	-	117
Accounts payable	462	788
Deferred revenue	5,380	5,523
Accrued payroll and related liabilities	984	1,421
Accrued sales, use and income taxes	3	82
Other accrued liabilities	782	729
Current portion of capital lease obligations	218	109
Total current liabilities	8,854	9,269
Non-current liabilities
Notes payable	5,000	5,000
Long-term portion of accrued compensation	17	36
Capital lease obligations	260	115
Other long term liabilities	-	-
Total non-current liabilities:	5,277	5,151
Total liabilities	14,131	14,420

Shareholders equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at April 30, 2010 and July 31, 2009, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000
shares authorized; 0 shares issued and outstanding
at April 30, 2010 and July 31, 2009, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 7,768,921 and 7,693,510 shares issued and outstanding
at April 30, 2010 and July 31, 2009, respectively	8	8
Common stock warrants and options	948	816
Additional paid-in-capital	95,748	95,681
Accumulated deficit	(91,920)	(92,284)
Other accumulated comprehensive income (loss)	(25)	(34)
Total Shareholders’ Equity	4,759	4,187
Total Liabilities and Shareholders’ Equity	$ 18,890	$ 18,607

ARI Network Services, Inc.

Consolidated Statements of Income

(Dollars in Thousands, Except per Share Data)

	(Unaudited)		(Unaudited)
	Three months ended April 30		Nine months ended April 30
	2010	2009	2010	2009
Net revenue	$ 5,378	$ 4,166	$ 16,203	$ 12,290
Cost of revenue *	1,123	768	3,053	2,229
Gross profit	4,255	3,398	13,150	10,061
Operating expenses:
Sales and marketing	1,385	866	3,871	2,599
Customer operations and support	873	695	2,596	1,952
Software development and technical support (net of
capitalized product costs)	245	294	1,074	1,081
General and administrative	1,173	1,032	3,465	2,866
Restructuring	-	-	76	-
Depreciation and amortization (exclusive of
amortization of software products included in
cost of revenue)	411	233	1,232	691
Net operating expenses	4,087	3,120	12,314	9,189
Operating income	168	278	836	872
Other income (expense):
Interest expense	(153)	(25)	(442)	(76)
Other, net	11	2	(25)	(12)
Total other income (expense)	(142)	(23)	(467)	(88)
Income before provision for income taxes	26	255	369	784
Income tax benefit (expense)	-	(29)	(5)	(246)
Net income	$ 26	$ 226	$ 364	$ 538

Basic and diluted net income per common share:
Basic	$0.00	$0.03	$0.05	$0.08
Diluted	$0.00	$0.03	$0.05	$0.08

*Cost of revenue includes amortization of software products of $265, $200, $784 and $619,  respectively and excludes other depreciation and amortization, which is shown separately in operating expenses

ARI Network Services, Inc.

(Dollars in Thousands)

	(Unaudited)			(Unaudited)
Worldwide Revenue	Three months ended April 30			Nine months ended April 30
	2010	2009	Percent Change	2010	2009	Percent Change
Catalog subscriptions	3,029	2,870	5.5	8,858	8,337	6.2
Marketing services	1,797	783	129.5	5,665	2,061	174.9
Professional services	376	339	10.9	1,142	1,396	(18.2)
Other revenues	176	174	1.1	538	496	8.5
Total Revenue	$ 5,378	$ 4,166	29.1	$ 16,203	$ 12,290	31.8

	(Unaudited)			(Unaudited)
Cost of Goods Sold	Three months ended April 30			Nine months ended April 30
	2010	2009	Percent Change	2010	2009	Percent Change
Catalog subscriptions
Revenue	$ 3,029	$ 2,870	5.5	$ 8,858	$ 8,337	6.2
Cost of revenue	343	415	(17.3)	982	1,118	(12.2)
Gross profit	2,686	2,455	9.4	7,876	7,219	9.1
Gross margin percentage	88.7%	85.5%		88.9%	86.6%
Marketing services
Revenue	1,797	783	129.5	5,665	2,061	174.9
Cost of revenue	547	166	229.5	1,412	581	143.0
Gross profit	1,250	617	102.6	4,253	1,480	187.4
Gross margin percentage	69.6%	78.8%		75.1%	71.8%
Professional Services
Revenue	376	339	10.9	1,142	1,396	(18.2)
Cost of revenue	229	182	25.8	647	515	25.6
Gross profit	147	157	(6.4)	495	881	(43.8)
Gross margin percentage	39.1%	46.3%		43.3%	63.1%
Other
Revenue	176	174	1.1	538	496	8.5
Cost of revenue	4	5	(20.0)	12	15	(20.0)
Gross profit	172	169	1.8	526	481	9.4
Gross margin percentage	97.7%	97.1%		97.8%	97.0%
Total
Revenue	5,378	4,166	29.1	16,203	12,290	31.8
Cost of revenue	1,123	768	46.2	3,053	2,229	37.0
Gross profit	$ 4,255	$ 3,398	25.2	$ 13,150	$ 10,061	30.7
Gross margin percentage	79.1%	81.6%		81.2%	81.9%